Exhibit 99.1

For Immediate Release             Contact: For Extended Stay America, Inc.
                                           Corry W. Oakes III, President and COO
                                           James A. Ovenden, CFO
                                           (864) 573-1600



      EXTENDED STAY AMERICA RECEIVES REQUISITE CONSENTS WITH RESPECT TO ITS
       TENDER OFFERS AND CONSENT SOLICITATIONS FOR ITS OUTSTANDING NOTES

Spartanburg, SC - April 15, 2004 - Extended Stay America, Inc. (NYSE: ESA) today announced that as of 5:00 p.m., New York City time, on April 14, 2004, it had received tenders and consents from holders of in excess of 83% of its 9.15% Senior Subordinated Notes due 2008 (the "2008 Notes") and in excess of 95% of its 9 7/8% Senior Subordinated Notes Due 2011 (the "2011 Notes" and together with the 2008 Notes, the "Notes") in connection with its previously announced cash tender offers (the "Offers") and consent solicitations for the Notes. The Offers and consent solicitations are being conducted in connection with Extended Stay America's previously announced agreement to merge with an affiliate of The Blackstone Group (the "Merger").

Extended Stay America will as soon as practicable execute supplemental indentures governing the 2008 Notes and 2011 Notes to (1) eliminate substantially all of the restrictive covenants in the indentures (and related references in Notes), and (2) shorten certain notice periods for any subsequent redemption of the Notes. Although the supplemental indentures will be executed as soon as practicable, the amendments will not become operative until immediately prior to the Merger and provided that all validly tendered Notes are accepted for purchase pursuant to the Offers upon consummation of the Merger.

Notes may be tendered pursuant to the Offers until 8:00 a.m., New York City time, on May 11, 2004 (the "Tender Offer Expiration Date"), or such later date and time to which the Tender Offer Expiration Date is extended. Holders who validly tender Notes after 5:00 p.m., New York City time, on April 14, 2004 but prior to the Tender Offer Expiration Date will not receive the consent payment of $30.00 per $1,000 principal amount of Notes.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Offers are being made only pursuant to the Offer to Purchase and Consent Solicitation Statement dated March 31, 2004 and the related Consent and Letter of Transmittal, as the same may be amended from time to time. Persons with questions regarding the Offers should contact the Information Agent at (888) 887-0082 or the Dealer Managers at either (877) 696-2327 (Bear, Stearns & Co. Inc.) or (800) 624-1808 (Morgan Stanley & Co. Incorporated).